Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-171404 on Form S-3 of our reports dated March 9, 2011, relating to the consolidated financial statements of Genco Shipping & Trading Limited and the effectiveness of Genco Shipping & Trading Limited's internal control over financial reporting, appearing in the Annual Report on Form 10-K of Genco Shipping & Trading Limited for the year ended December 31, 2010, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York

May 25, 2011